Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

March 15, 2017	SERVOTRONICS, INC. ANNOUNCES 2016 OPERATING RESULTS

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today the results of its operations for the year ended December 31, 2016.

Net income for the twelve month period ended December 31, 2016 was $1,753,000 (or $0.79 per share Basic and $0.76 Diluted) on revenues of $38,587,000 as compared to net income for the same period of 2015 of $4,597,000 (or $2.11 per share Basic and $2.03 Diluted) on revenues of $36,729,000 which included a previously disclosed insurance settlement related to an arbitration award. Excluding the non-recurring items, the Company’s adjusted net income increased approximately 6% from $1,660,000 for the twelve-month period ended December 31, 2015 to $1,753,000 for the same period of 2016.

Gross profit for 2016 was $10.0 million, or 26.0% of revenue, compared with $9.1 million, or 24.7% of revenue for 2015. The increase in gross profit in dollars and as a percentage of revenue is primarily due to the mix of product sold as well as the realization of certain expected operational efficiencies attributable to increased production volumes for in-house and outsourced operations. Operating income for 2016 was $2.5 million, or 6.6% of revenue, compared to $2.2 million, or 6.0% of revenue for 2015.

“Our annual financial performance shows that the Company has again achieved record sales with an over 5% increase in revenues from 2015,” observed Kenneth D. Trbovich, President. “The investments in our employees and equipment in 2016 have been made with a long-term outlook towards improving efficiencies and structural cost reductions at both the ATG and CPG. We continue to execute our strategy that we believe is building the foundation necessary for us to achieve our long-term goals for growth in sales and profitability.”

On March 9, 2017, the Company sold certain unused commercial real property in Franklinville, New York for approximately $180,000. While the gain/loss on the sale is immaterial to the Company’s financial statements, the elimination of the carrying costs (taxes, insurance, maintenance, etc.) associated with the property will reduce the CPG’s operating expenses going forward.

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). The Company’s management uses the non-GAAP measure “adjusted net income” in their analysis of the Company’s performance. This measure, as used by Servotronics, adjusts net income determined in accordance with GAAP to reflect changes in financial results associated with the highlighted charges and income items. Management believes the presentation of this financial measure provides important supplemental information in evaluating the operating results of the Company and allows management to evaluate and compare the core operating performance of the Company from period to period by removing nonrecurring items that are not indicative of ongoing operating results. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts ($000’s omitted).

	Twelve Months Ended
	December 31,
Net Income reconciliation	2016	2015
As reported net income	$1,753	$4,597
Non-GAAP adjustments, net of tax
Non-recurring arbitration award expense	-	33
Non-recurring insurance settlement related to arbitration	-	(2,970)
Non-GAAP adjusted net income	$1,753	$1,660
Per share amounts:
Non-GAAP adjusted net income per share (basic)	$0.79	$0.76
Basic weighted average common shares	2,215	2,182

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company’s planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from fixed price contracts with agencies of the U.S. Government or their prime contractors. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today’s global economy, including political risks, adverse changes in legal and regulatory environments, and difficulty in predicting defense appropriations, the introduction of new technologies and the impact of competitive products. the vitality of the commercial aviation industry and its ability to purchase new aircraft, the willingness and ability of the Company’s customers to fund long-term purchase programs, and market demand and acceptance both for the Company’s products and its customers’ products which incorporate Company-made components, the Company’s ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation and the additional risks discussed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT